SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[X] Preliminary proxy statement
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12 [ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                               GRIST MILL CO.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Items 22(a)(2) of Schedule A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:



                                                                 August 28, 1996


Dear Stockholder,

         You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Grist Mill Co. The meeting will be held on Tuesday, October 1, 1996, at 2:00 p.m. local time, at the Holiday Inn Burnsville, 14201 Nicollet Avenue South, Burnsville, Minnesota 55337.

         The enclosed Proxy Statement, proxy form and Notice of Annual Meeting contain important information about the matters to be acted upon at the meeting. A copy of the 1996 Grist Mill Co. Annual Report is also enclosed.

         We encourage you to carefully review all of the enclosed materials. Whether or not you plan to attend the Annual Meeting, we urge you to promptly complete, date and sign the enclosed proxy card and return it in the enclosed envelope in order to make certain that your shares will be represented. If, after submitting the enclosed proxy, you find that you are able to attend the meeting, you will still be entitled to vote your shares in person.

                                       Sincerely,


                                       Glen S. Bolander
                                       Chief Executive Officer and President




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                OF GRIST MILL CO.

                     TO BE HELD ON TUESDAY, OCTOBER 1, 1996


To the Stockholders:

         Notice is hereby given that the Annual Meeting of Stockholders of Grist Mill Co., a Delaware corporation (the "Company"), will be held on Tuesday, October 1, 1996 at 2:00 p.m. local time at the Holiday Inn Burnsville, 14201 Nicollet Avenue South, Burnsville, Minnesota 55337, for the purpose of considering and taking action upon the following:

         1. The election of four (4) directors to the Company's Board of Directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified.

         2. The amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock, $0.10 par value per share, from 12,000,000 to 15,000,000 shares.

         3. Such other matters as may properly come before the meeting and any adjournments thereof.

         The Board of Directors has fixed the close of business on August 19, 1996 as the Record Date for the Annual Meeting; only holders of record of the Common Stock of the Company on that date will receive notice and be entitled to vote at the meeting and at any adjournments thereof.

                                       By  order  of  the Board of Directors,


                                       Daniel J. Kinsella
                                       Secretary

August 28, 1996




                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON TUESDAY, OCTOBER 1, 1996

         This Proxy Statement is being mailed to stockholders on or about August 28, 1996 in connection with the solicitation of proxies by the Board of Directors of Grist Mill Co. (hereinafter referred to as the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, October 1, 1996, at the Holiday Inn Burnsville, 14201 Nicollet Avenue South, Burnsville, Minnesota 55337, and any adjournments thereof. The 1996 Annual Report to Shareholders of Grist Mill Co. is being furnished to each stockholder along with this Proxy Statement.


                             SOLICITATION OF PROXIES

         Accompanying this Proxy Statement are the Board of Directors' proxies for the Annual Meeting. The proxies enable stockholders to vote on all matters which are scheduled to come before the meeting. All shares of Common Stock represented by each properly executed and returned proxy form will be voted by the persons named therein as proxies in accordance with each stockholder's directions.

         IF NO CONTRARY SPECIFICATION IS MADE, ALL VALID PROXIES WILL BE VOTED
(i) IN FAVOR OF ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS, (ii) IN FAVOR OF A PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION AND
(iii) IN THE DISCRETION OF THE BOARD OF DIRECTORS WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

         Any stockholder who executes and returns the enclosed proxy form has the right to revoke it by giving written notice to the Secretary of the Company any time before such proxies are voted. Any stockholder in attendance at the meeting may vote at the meeting, thereby canceling any proxy previously submitted by such stockholder. Proxies may be revoked at any time prior to the voting thereof by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person at the meeting.

         The Company will bear the costs of this solicitation, which may include the reimbursement of transfer agents, brokerage firms and others for expenses incurred in forwarding proxy materials to and soliciting executed proxies from certain beneficial owners of the Company's Common Stock.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, and such inspectors will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. All matters presented to the stockholders require a vote greater than fifty percent (50%) of those shares voted at the meeting. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

         As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential material by the Company, subject to the following limitations: (i) such documents are available for examination by the inspectors of election and certain personnel associated with processing proxies or ballots and tabulating the vote and (ii) the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.



                                  VOTING RIGHTS

         Each stockholder is entitled to one (1) vote for each share of Common Stock of the Company owned of record at the close of business on August 19, 1996 (the "Record Date"). As of the Record Date, there were issued and outstanding 6,765,577 shares of Common Stock of the Company. A majority of the outstanding shares of the Company's Common Stock, represented in person or by proxy, shall constitute a quorum at the meeting. The affirmative vote of a majority of the shares represented in person or by proxy will be required to elect directors and to decide any other matters properly brought before the meeting. There is no provision for cumulative voting.


                     MATTERS TO BE ACTED UPON AT THE MEETING

         The proposals to be acted upon at the Annual Meeting are as follows:

         1. The election of four (4) directors of the Company's Board of Directors.

         2. The approval of an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock, $0.10 par value per share, from 12,000,000 to 15,000,000 shares.

         3. Such other matters as may properly come before the meeting and any adjournments thereof.


                                     ITEM 1

                              ELECTION OF DIRECTORS

         At the Annual Meeting of Stockholders on October 1, 1996, four (4) individuals will be elected to serve on the Board of Directors until the Annual Meeting of Stockholders in 1997 or until their successors are duly elected and qualified.

         The proxy form provides instructions for voting for all director nominees or for withholding authority to vote for one or more director nominees. Unless instructed to the contrary, the persons named as proxies on the enclosed proxy forms will vote FOR all of the nominees listed below. In the event, however, that any nominee should be unable or, for good cause, unwilling to serve, the persons named as proxies will have the authority to vote in their discretion for a substitute nominee. As of the date of this Proxy Statement, the Board of Directors fully anticipates that all nominees will be willing and able to serve as directors.

         Each of Ronald K. Zuckerman, Glen S. Bolander, Charles H. Perlman and Roger L. Weston are current directors elected by the stockholders at the last Annual Meeting. If elected at the 1996 Annual Meeting, the nominees will serve until the 1997 Annual Meeting or until their successors are duly elected and qualified. The directors of the Company are not paid any cash fees for performing their duties as directors or serving on committees of the Board of Directors; however, directors are eligible to receive options to purchase the Company's Common Stock.

         The nominees for director for a term to expire in 1997 are:

         Name                    Age     Title
         ----                    ---     -----
         Ronald K. Zuckerman     54      Chairman of the Board, Director

         Glen S. Bolander        50      President, Chief Executive Officer, Director

         Charles H. Perlman      51      Director

         Roger L. Weston         52      Director

         Ronald K. Zuckerman, Chairman of the Board, also served as Chief Financial Officer until 1992 and Chief Executive Officer until October 1993. He has been a director and officer of the Company since 1975. From 1973 to 1981, Mr. Zuckerman also worked as an independent management consultant.

         Glen S. Bolander, President and Chief Executive Officer, has been a director of the Company since 1986 and an officer of the Company since 1982. Mr. Bolander joined the Company in 1982 as sales manager for industrial products, and later served as Vice President and Executive Vice President. Mr. Bolander is associated with the National Institute of Food Technologists and the American Association of Cereal Chemists.

         Charles H. Perlman has been a director of the Company since 1983. Mr. Perlman is a partner in the law firm of Barack, Ferrazzano, Kirschbaum & Perlman, specializing in corporate and securities law.

         Roger L. Weston has been a director of the Company since 1984 and is currently Chairman of the Board, President and Chief Executive Officer of GreatBanc, Inc., Vice Chairman of the Board and Chief Executive Officer of the Evanston Bank and Chairman of the Board and Chief Executive Officer of GreatBanc Operations Center, Inc. In recent years, Mr. Weston has provided strategic planning and financial consulting services to public and private companies. He served from 1985 - 1987 as President and Chief Executive Officer of Evco, Inc., the former holding company for Evanston Bank.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following persons were known to the Company, as of August 19, 1996, to be the beneficial owners of more than five percent (5%) of the Company's outstanding Common Stock (the only claim of outstanding equity securities of the Company):

         Name and Address           Number of Shares              Percent of Shares
         of Beneficial Owner        Beneficially Owned(1)(2)      Beneficially Owned
         -------------------        ------------------------      ------------------
         Glen S. Bolander                 601,083(3)                     8.6%
         21340 Hayes Avenue
         Lakeville, MN 55044

         FMR Corp.                        503,400(4)                     7.4%
         Edward C. Johnson 3d
         Abigail P. Johnson
         Fidelity Management
           & Research Company
         82 Devonshire Street
         Boston, Massachusetts 02109

(1) All shares are subject to the named person's sole voting and investment power, except as set forth in the footnotes below.

(2) Includes all stock options held by the named persons provided such options are currently vested or will vest within sixty (60) days.

(3) Includes 323,899 shares owned directly by Mr. Bolander, of which 45,000 shares are owned by Mr. Bolander as a tenant in common with his spouse with whom Mr. Bolander shares voting and investment power. Includes 22,184 shares owned by the Grist Mill Co. Employees Retirement Savings Plan and Trust for the benefit of Mr. Bolander. Also includes non-qualified stock options to purchase 50,000 shares at $6.563, 75,000 shares at $8.625 per share, 50,000 shares at $5.625 per share, 50,000 shares at $7.875 per share, and 30,000 shares at $5.75 per share.

(4) The Company is relying on information provided by FMR Corp., Mr. Johnson, Ms. Johnson and Fidelity Management & Research Company, in a joint filing of a Schedule 13G filed with the Securities and Exchange Commission on February 14, 1996.


                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table shows the total number of shares of Common Stock (the only class of outstanding equity securities of the Company) and the percentage of the outstanding Common Stock beneficially owned, as of August 19, 1996, by the Chief Executive Officer, by each of the Company's four most highly compensated executive officers other than the Chief Executive Officer individually, by each director individually and by directors and executive officers of the Company as a group:

         Name of Bene-                 Beneficial Ownership         Percent of Shares
         ficial Owner                       (1)(2)(3)               Beneficially Owned
         -------------                 --------------------         ------------------
         Glen S. Bolander                 601,083 (4)                      8.6%
         Harry E. Stephens III             41,877 (5)                         *
         Eric H. Beringause                 3,593 (6)                         *
         Michael J. Cannon                 23,250 (7)                         *
         Daniel J. Kinsella                15,682 (8)                         *
         Ronald K. Zuckerman              184,694 (9)                      2.7%
         Charles H. Perlman               109,320 (10)                     1.6%
         Roger L. Weston                   91,444 (11)                     1.3%
         All directors and
         executive officers
         as a group (10 persons)        1,119,122 (12)                    15.4%

*        Less than one percent (1%).

(1) All shares are subject to the named person's sole voting and investment power, except as set forth in the footnotes below.

(2) Includes all stock options held by the named persons provided such options are currently vested or will vest within sixty (60) days.

(3) Does not include any shares beneficially owned by the adult children of such persons. Includes shares held in joint tenancy with certain family members who share voting and investment power.

(4) See footnote (3) to the table entitled "Security Ownership of Certain Beneficial Owners" for additional information regarding beneficial ownership by Mr. Bolander.

(5) Includes 1,500 shares owned directly by Mr. Stephens. Also includes 1,027 shares owned by the Grist Mill Co. Employees Retirement Savings Plan and Trust for the benefit of Mr. Stephens. Also includes non-qualified stock options to purchase 33,350 shares at $6.25 per share and 6,000 shares at $9.00 per share.

(6) Includes 1,000 shares owned directly by Mr. Beringause and 473 shares owned by the Grist Mill Co. Employees Retirement Savings Plan and Trust for the benefit of Mr. Beringause. Includes non-qualified stock options to purchase 120 shares at $9.00 per share and 2,000 shares at $9.625 per share.

(7) Includes 13,770 shares owned directly by Mr. Cannon. Consists of non-qualified stock options to purchase 4,080 shares at $5.00 per share, 1,800 shares at $5.583 per share, 600 shares at $6.25 per share, 660 shares at $7.00 per share, 340 shares at $9.00 per share and 2,000 shares at $9.75 per share.

(8) Includes 2,981 shares owned directly by Mr. Kinsella and 1,451 shares owned by the Grist Mill Co. Employees Retirement Savings Plan and Trust for the benefit of Mr. Kinsella. Also includes non-qualified stock options to purchase 3,000 shares at $5.00 per share, 2,520 shares at $5.583 per share, 1,800 shares at $7.00 per share, 1,440 shares at $6.25 per share, 2,000 shares at $9.75 per share and 460 shares at $9.00 per share.

(9) Includes 142,000 shares held directly by Mr. Zuckerman. Also includes 2,694 shares owned by the Grist Mill Co. Employees Retirement Savings Plan and Trust for the benefit of Mr. Zuckerman and 10,000 shares owned by Mr. Zuckerman's spouse. Mr. Zuckerman disclaims beneficial ownership of the securities owned by his spouse. Also includes non-qualified stock options to purchase 30,000 shares at $5.75 per share.

(10) Includes 39,320 shares owned beneficially by Mr. Perlman's spouse, Mira Perlman, 5,000 shares in trust for Mr. Perlman's children and 5,000 shares in an individual retirement account. Mr. Perlman disclaims beneficial ownership with respect to 44,320 of such shares. Includes non-qualified stock options to purchase 15,000 shares at $6.25 per share, 15,000 shares at $7.583 per share, 15,000 shares at $7.125 per share and 15,000 shares at $9.375. Such options are held by Mr. Perlman for the benefit of Mr. Perlman and his partners in the law firm of Barack, Ferrazzano, Kirschbaum & Perlman. Accordingly, Mr. Perlman disclaims beneficial ownership of all but 3,550 of the shares represented by such options.

(11) Consists of non-qualified stock options to purchase 15,000 shares at $6.25 per share, 15,000 at $7.583 per share, 15,000 at $7.125 per share and 15,000 at $9.375 per share.

(12) Includes non-qualified stock options to purchase 482,080 shares at prices ranging from $5.00 per share to $9.75 per share.


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers. Officers, directors and "greater than ten-percent" stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms so filed.

         Based solely on review of the copies of such forms furnished to the Company for the period beginning on June 1, 1995 and ending on May 31, 1996 and written representations from certain reporting persons that no Forms 5 were required to be filed, all Section 16(a) filing requirements applicable to the Company's officers, directors and "greater than ten-percent" stockholders were met, except that the Forms 5 for six of the directors and executive officers of the Company due on July 15, 1996 have not yet been filed.


                             EXECUTIVE COMPENSATION

         Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended May 31, 1996, 1995 and 1994, of those persons who were, at May 31, 1996, the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                   Long Term
                                                 Annual Compensation              Compensation
                                     ------------------------------------------  --------------
                                                                      Other
                                                                      Annual                      All Other
                                                                   Compensation      Options     Compensation
Name and Principal Position   Year     Salary ($)    Bonus ($)        ($)(1)         (#)(2)         ($)(3)
- -------------------------------------------------------------------------------------------------------------
Glen S. Bolander, Chief       1996    $385,900      $125,000        $   500          50,000       $37,653(4)
Executive Officer and         1995     367,500       130,000            750          75,000        38,185(4)
President                     1994     350,000            -0-           750          50,000        38,326(4)

Harry E. Stephens III,        1996    $244,100       $55,000             -0-         25,000         1,843
Executive Vice President      1995     194,200(6)     70,000        $96,154(7)       80,000            -0-
and Chief Operating           1994          -0-           -0-            -0-             -0-           -0-
Officer (5)

Eric H. Beringause            1996    $151,200       $17,100        $37,000(9)        5,900       $ 1,066
 Vice President,              1995      34,600        30,100             -0-         10,600           190
 Marketing(8)                 1994          -0-           -0-            -0-             -0-           -0-

Michael J. Cannon, Vice       1996    $116,600       $13,400        $   500           7,900       $ 1,746
President, Sales              1995     105,800        39,700             -0-         11,700         1,708
                              1994     100,700            -0-           125           1,500         1,750

Daniel J. Kinsella, Vice      1996    $119,000       $12,900        $    -0-          8,400         2,700
President, Chief Financial    1995     109,000        39,900             -0-         12,300         2,490
Officer, Treasurer and        1994      91,200         6,000             -0-          3,600         1,856
Secretary

         (1) Represents amounts reimbursed during the fiscal year for the payment of income tax preparation except with respect to Mr. Stephens.

         (2) Awarded during the fiscal year shown or in July or August of the following fiscal year based on performance in the fiscal year shown. All such options have an exercise price equal to the last bid price per share of the Company's Common Stock on the date of grant as reported on the National Association of Securities Dealers, Inc. Automated Quotation System.

         (3) Represents amounts contributed by the Company to the Grist Mill Employees Retirement Savings Plan and Trust and amounts paid by the Company in premiums for life insurance coverage.

         (4) Includes a premium of $36,000 paid for a life insurance policy under a split-dollar arrangement whereby the Company will recoup the premium and Mr. Bolander will accrue earnings from the policy.

         (5) Mr. Stephens joined the Company as a consultant in June, 1994 and began serving as Executive Vice President and Chief Operating Officer in August 1994. Mr. Stephens' employment with the Company terminated effective as of August 1, 1996.

         (6) Includes $25,000 paid to Mr. Stephens as consulting fees for the period of June, 1994 through August, 1994.

         (7) Includes $56,261 reimbursed to Mr. Stephens for moving expenses. Also includes $39,893 representing a gross up for income tax purposes.

         (8)      Mr. Beringause joined the Company in February, 1995.

         (9) Includes $30,600 reimbursed to Mr. Beringause for moving expenses. Also includes $6,400 representing a gross up for income tax purposes.


         Shown below is further information on grants of stock options pursuant to the Company's Non-Qualified Stock Option Plan, as amended, during or pertaining to the fiscal year ended May 31, 1996, to the Named Executive Officers who are set forth in the Summary Compensation Table above. No stock appreciation rights have ever been granted.

                       OPTION GRANTS WITH RESPECT TO FISCAL YEAR ENDED MAY 31, 1996

                                             INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                      -------------------------------------------------------------     VALUE AT ASSUMED
                                        % OF TOTAL                                    ANNUAL RATES OF STOCK
                                         OPTIONS                                      PRICE APPRECIATION FOR
                                        GRANTED TO      EXERCISE OR                       OPTION TERM(3)
                          OPTIONS      EMPLOYEES IN     BASE PRICE      EXPIRATION       ----------------
       NAME            GRANTED (#)(1) FISCAL YEAR(2)      ($/SH)           DATE          5%          10%
- --------------------- --------------- --------------- ---------------- ------------ ------------------------
Glen S. Bolander          50,000           37.2%           $6.5625       5/22/01      $90,700      $200,350

Harry E. Stephens III     25,000           18.6%           $6.5625       5/22/01      $45,350      $100,175

Eric H. Beringause         1,900            1.4%           $5.00         7/24/01       $2,622        $5,795
                           4,000            3.0%           $5.50         7/15/01       $6,078       $13,428

Michael J. Cannon          1,900            1.4%           $5.00         7/24/01       $2,622        $5,795
                           6,000            4.5%           $5.50         7/15/01       $9,117       $20,142

Daniel J. Kinsella         2,400            1.8%           $5.00         7/24/01       $3,312        $7,320
                           6,000            4.5%           $5.50         7/15/01       $9,117       $20,142

         (1) All of these options were granted in July 1996 (with the exception of Mr. Bolander's options and Mr. Stephens' options which were granted in May 1996) based upon the performance of the Named Executive Officers for the fiscal year ended May 31, 1996. With respect to Mr. Bolander, the options vest immediately. With respect to Mr. Stephens, the option grants vest according to the following schedule: one-third at the one-year anniversary of the grant date, an additional one-third at the two-year anniversary and the remainder at the three-year anniversary. With respect to the other Named Executive Officers, the option grants vest according to the following schedule: one-fifth at the one-year anniversary of the grant date, an additional one-fifth at the two-year anniversary, an additional one-fifth at the three-year anniversary, an additional one-fifth at the four year anniversary and the remainder at the four-year eleven-month anniversary of the grant date.

         (2) With respect to performance in fiscal year 1995-96, as of July 1996, a total of 134,500 options were granted to employees of the Company, including the Named Executive Officers. In addition, it is anticipated that 30,000 options will be granted to the non-employee directors of the Company pursuant to the 1986 Non-Qualified Stock Option Plan.

         (3) The "potential realizable value" shown represents the potential gains based on annual compound stock price appreciation of five percent (5%) and ten percent (10%) from the date of grant through the full 5-year option term. The amounts given represent assumed rates of appreciation only. Actual gains, if any, on option exercises will depend on future performance of the Company's Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

         Set forth below is information with respect to the unexercised options to purchase the Company's Common Stock granted in fiscal year 1995-96 and prior years under the Company's Non-Qualified Stock Option Plan, as amended, to the Named Executive Officers and held by them at May 31, 1996. A total of 41,310 options were exercised by the Named Executive Officers during fiscal year 1995-96.


               AGGREGATE OPTION EXERCISES DURING FISCAL YEAR ENDED
             MAY 31, 1996 AND VALUE OF OPTIONS HELD AT MAY 31, 1996


                          NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                OPTIONS AT          IN-THE-MONEY OPTIONS AT
                             MAY 31, 1996 (#)         MAY 31, 1996 ($)(1)
        NAME            EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
- ---------------------   --------------------------- -------------------------
Glen S. Bolander                  255,000/0                 132,500/0
Harry E. Stephens III         39,350/65,650               8,338/4,163
Eric H. Beringause              2,120/8,480                       0/0
Michael J. Cannon              11,150/9,480                 7,920/638
Daniel J. Kinsella            11,220/13,830               7,170/1,118


         (1) "Value" has been determined based upon the difference between the per share option exercise price and the last bid price per share of the Company's Common Stock reported on the National Association of Securities Dealers, Inc. Automated Quotation system at the date of exercise or May 31, 1996, as applicable.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is composed of independent outside directors, Messrs. Perlman and Weston. The Committee is responsible for administering the policies which govern annual executive compensation. Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for approval.

         The Committee annually evaluates the personal performance of the Chief Executive Officer and Chief Operating Officer of the Company as well as the Company's performance. The Committee also compares the compensation of the Chief Executive Officer and Chief Operating Officer over the preceding four fiscal years to the executive compensation of other Midwest public companies. Finally, the Committee analyzes the compensation history of the Chief Executive Officer and Chief Operating Officer over the preceding four fiscal years. Personal performance can include such qualitative factors as organizational and management development exhibited from year to year. The compensation of the remaining executive officers of the Company, including the other Named Executive Officers, is recommended by Mr. Bolander. Increases in base salary are determined primarily by performance -- both that of the Company and that of each executive officer. The achievement of corporate and business unit financial and strategic goals are considered as well as individual performance, including managerial effectiveness, teamwork, leadership and innovation.

         The Company maintains the philosophy that compensation of its executive officers and others shall be directly and materially linked to operating performance. To achieve this linkage, executive compensation is heavily weighted towards bonuses paid and stock options granted on the basis of the Company's performance. Thus, while annual salary increases are determined in light of the Company's general performance, as well as the personal performance of the executive officers, annual bonuses are more closely tied to the Company's actual economic performance during the particular fiscal year in question.

         Stock options are granted to the executive officers under the provisions of the Company's Non-Qualified Stock Option Plan. Stock options are granted to provide additional incentive to improve stockholder value over the long-term and to encourage and facilitate executive stock ownership. Stock options are granted at the market price of the Common Stock at the date of grant to ensure that executives can only be rewarded for appreciation in the price of the Common Stock when the Company's stockholders are similarly benefitted. The Committee determines, on an annual basis, those executives who will receive stock option grants and size of such grants awarded.

         The annual base salary for the Company's Chief Executive Officer, Glen
S. Bolander was $385,075 for fiscal year 1995-96, which represented an increase of approximately 5% (or $18,375) from the prior fiscal year. Mr. Bolander's annual base salary and the increase thereto was based on the Company's performance during fiscal year 1994-95, and Mr. Bolander's performance in relation to the Company's operations and executive compensation for past years. Mr. Bolander was awarded a cash bonus of $125,000 with respect to fiscal year 1995-96, and he was granted options to purchase 50,000 shares of Common Stock at the market price at the time of grant ($6.5625 per share). The Committee determined the number of options granted to Mr. Bolander and his cash bonus in light of his contributions to the Company and performance for fiscal year 1995-96.

         The annual base salary for the Company's Chief Operating Officer, Harry
E. Stephens III, who began serving as Chief Operating Officer in August 1994, was $250,000 for fiscal year 1995-96, which represented an increase of approximately 14% (or $30,000) from the prior fiscal year. Mr. Stephens' annual base salary and the increase thereto was also based on the Company's performance during fiscal year 1995-96, and Mr. Stephens' completion of his first year of service to the Company. Mr. Stephens was awarded a cash bonus of $55,000 with respect to fiscal year 1995-96, and he was granted options to purchase 25,000 shares of Common Stock at the market price at the time of grant ($6.5625 per share). The Committee determined the number of options granted to Mr. Stephens and his cash bonus in light of his contributions to the Company and performance for fiscal year 1995-96. Mr. Stephens' employment with the Company terminated effective as of August 1, 1996.


                               Charles H. Perlman
                                 Roger L. Weston

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Bolander made recommendations to the Company's Board of Directors regarding the compensation of the executive officers of the Company, other than compensation decisions with respect to himself. Mr. Bolander is an officer of the Company and its wholly-owned subsidiary, Grist Mill Confections, Inc. Mr. Zuckerman serves as a director and on the compensation committee of GreatBanc, Inc., of which Mr. Weston is the Chairman of the Board, Chief Executive Officer and President. Mr. Perlman serves as a director and on the compensation committee of the Company as well as on the compensation committee of GreatBanc, Inc. Mr. Weston serves as a director and on the compensation committee of the Company and on the compensation committee of GreatBanc, Inc.


EMPLOYMENT CONTRACTS

         GLEN S. BOLANDER. The Company entered into an employment agreement with Mr. Bolander on January 10, 1990, which provides that Mr. Bolander will not compete with the Company or its subsidiaries during his employment with the Company and for an additional twelve (12) month period thereafter. The agreement also provides that, upon Mr. Bolander's death or disability, he or his estate will receive an amount equal to his then last annual salary. If Mr. Bolander desires to quit, he must give the Company three (3) months' prior notice and will receive no severance; however, if he desires to quit within one (1) year after a change of control of the Company, Mr. Bolander will receive an amount equal to one and one-half times his then last annual salary and bonus as severance. Additionally, if Mr. Bolander is terminated within one year after a change of control of the Company, with or without cause, he will receive an amount equal to three times his then last annual salary and bonus as severance. If Mr. Bolander is terminated within two years after a change of control of the Company, with or without cause, he will receive an amount equal to two times his then last annual salary and bonus as severance. If Mr. Bolander is terminated within three years after a change of control of the Company, with or without cause, he will receive an amount equal to his then last annual salary and bonus as severance. The employment agreement was amended in October 1993 to provide that upon any termination of Mr. Bolander, the Company shall continue to be obligated to make the payments required by the Split Dollar Life Insurance Agreement described below.

         The Company entered into a Split Dollar Life Insurance Agreement with Mr. Bolander on November 2, 1993 whereby the Company agreed to pay on behalf of a trust established for the benefit of Mr. Bolander eight (8) annual premiums of $36,000 each on a life insurance policy on the life of Mr. Bolander in the face amount of $1,000,000. The Company has a claim to the cash surrender value (or the proceeds of the policy upon the death of Mr. Bolander) for the amount of its full contribution.

         RONALD K. ZUCKERMAN. The Company entered into an employment agreement with Mr. Zuckerman effective June 1, 1994, for a term ending May 31, 1998. The agreement provides for an annual salary of $144,000 and such bonus and other benefits as may be determined by the Company's Board of Directors. The agreement provides that, upon the death or disability of Mr. Zuckerman, he or his estate will receive an aggregate amount of $144,000, payable in twelve (12) equal monthly installments. The agreement provides that Mr. Zuckerman will not compete with the Company or its subsidiaries during his employment with the Company and for an additional twelve (12) months thereafter.

         HARRY E. STEPHENS III. The Company entered into an employment agreement with M. Stephens effective August 15, 1994, for a term ending August 15, 1997. The agreement provides for an annual salary of $220,000, subject to increase from time to time by the Company's Board of Directors, and such bonus and other benefits as may be determined by the Company's Board of Directors. Additionally, the agreement provides that, if Mr. Stephens is terminated, without cause, any time after a change of control of the Company, he will receive a salary for the period from such termination through the remaining term of the agreement based on his annual salary at the time of termination. Mr. Stephens' employment with the Company terminated as of August 1, 1996.


EMPLOYEE BENEFIT PLANS

         To provide stockholders with additional information regarding the plans under which the Named Executive Officers have received compensation, the following is a summary of the Grist Mill Employees Retirement Savings Plan and Trust (the "Retirement Plan") and the Grist Mill 1986 Non-Qualified Stock Option Plan (the "Non-Qualified Plan").

         RETIREMENT PLAN. The Retirement Plan, in effect since 1986, was formally approved by the stockholders at the 1991 Annual Meeting. Employees are eligible to participate in the Retirement Plan when they are twenty-one (21) years of age and have completed one (1) full year of service. Employees may make annual pre-tax contributions to the Retirement Plan of up to fifteen percent (15%) of their annual salaries or wages. The Company makes a matching contribution of thirty percent (30%) on up to the first seven percent (7%) of each employee's annual salary and wages. All matching contributions are automatically one hundred percent (100%) vested when contributed. Each year the Board of Directors, at its discretion, determines what amount, if any, the Company will make as a profit sharing contribution to the Retirement Plan. Although to date the Company has made no profit sharing contributions, a profit sharing contribution, if made, would be allocated to the accounts of individual employees meeting certain minimum service criteria for the fiscal year, based on a formula which takes into account total years of service and total compensation. Profit sharing contributions would continue to vest fully upon the completion of five (5) years of service. The sum of annual salary deferrals, matching contributions and profit sharing allocations per individual may not exceed the lesser of $30,000 or twenty-five percent (25%) of the individual's annual wages or salary.

         The Retirement Plan is a defined contribution plan intended to qualify under Section 401(a) of the Internal Revenue Code and contains a deferred feature intended to qualify under Section 401(K) of the Internal Revenue Code. Benefits may be paid out in the event of the retirement, disability, death or termination of employment of an employee.

         NON-QUALIFIED STOCK OPTION PLAN. In November, 1986 the Company adopted the Non-Qualified Plan to provide incentives for certain key employees or other persons to exert maximum efforts towards the success of the Company, and also to help attract and retain personnel of the highest quality. All employees, officers, directors or consultants of the Company, its parent and subsidiaries are eligible to participate in the Non-Qualified Plan. The term of the Non-Qualified Plan expires on November 1, 2001. The Company has reserved 2,500,000 shares of Common Stock for issuance under the Non-Qualified Plan.

         Effective April 1991, the Board of Directors appointed Mr. Perlman and Mr. Weston, as the sole members of the Committee, as administrators for the Non-Qualified Plan. The Committee (previously the Board of Directors) is responsible for determining which of the eligible persons shall be granted options, the number of options granted per individual, the manner and time of exercise of such options and the exercise price of the options. Members of the Committee are no longer eligible for discretionary grants under the Non-Qualified Plan; however, each August, each member of the Committee, provided he is still on the Board of Directors, receives non-qualified options to purchase 15,000 shares of Common Stock at the current market value.

         Options must be exercised in accordance with the Non-Qualified Plan and terms set by the Committee. Each option terminates if not exercised by the exercise date set by the Committee. Unless otherwise specified when the option is granted, options granted to an employee who ceases to become an employee terminates in the following manner. If the cessation is due to death, the options must be exercised by the decedent's beneficiary within one (1) year from date of death. If the cessation of employment is due to permanent disability, the option must be exercised within one (1) year. If the cessation of employment is due to any other reason, the option terminates at the end of three (3) months.

         Unless otherwise specified when the option is granted, options are not transferable except by will or by the laws of descent and distribution and options may be exercised only by the person granted the option during that person's lifetime.

         The Non-Qualified Plan is not covered by the Employees Retirement Income Security Act (ERISA). The Non-Qualified Plan is not qualified under
Section 401 of the Internal Revenue Code. Generally, there will be no federal tax consequences to the Company or the recipient of the options at the time the options are granted. When options are exercised, the Company incurs a "business expense" federal income tax deduction equal to the difference, if any, between the fair market value of each option on the exercise date and the option exercise price. On exercise, the recipient of the options will have reportable ordinary income equal to the difference, if any, between the fair market value of the options on the exercise date and the option exercise price.


PERFORMANCE GRAPH

         The graph set forth below depicts total cumulative shareholder return and assumes $100 invested on May 31, 1991 in the Company's Common Stock, the Standard & Poors ("S&P") Foods Index and the NASDAQ Stock Market--U.S. Index for the period of the Company's last five fiscal years (May 31, 1990=100). The S&P Foods Index is composed of thirteen (13) of the largest publicly traded food companies in the United States. The graph assumes all dividends are reinvested.


RESEARCH DATA GROUP                 TOTAL RETURN - DATA SUMMARY

                          GRST
                                        CUMULATIVE TOTAL RETURN
                                  ---------------------------------------
                                  5/91   5/92   5/93   5/94   5/95   5/96

GRIST MI CO               GRST     100    110    181    109    191    134

NASDAQ STOCK MARKET-US    INAS     100    117    141    149    177    257

S & P FOODS               IFOO     100    105    110    109    138    162



                                     ITEM 2

            APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

         The Board of Directors of the Company has unanimously approved an amendment (the "Amendment") to Article Fourth of the Company's Certificate of Incorporation that would increase the number of authorized shares of the Company's Common Stock, $0.10 par value per share, from 12,000,000 to 15,000,000 shares. The Board of Directors has proposed adoption of the Amendment for several reasons, including those set forth below.

         The Company desires that shares of its Common Stock be available in order to permit management to enter into transactions involving the use of Common Stock that may be advisable from time to time. Such transactions could include, but are not limited to, the acquisition by the Company of additional subsidiaries or operations. Although no such transactions are planned for the immediate future, management and the Board of Directors believe that it is in the Company's best interests to have available a number of authorized shares of Common Stock if such transactions become advisable. In addition, the additional shares of Common Stock authorized by the proposed Amendment could be used to raise additional working capital for the Company. The Board of Directors does not currently have any plans to raise capital through the issuance of additional shares or otherwise, but the proposed additional shares would be available for that purpose.

         While there are currently approximately 1,160,000 authorized but unissued and unreserved shares of the Company's Common Stock available for issuance, the issuance of such shares could reduce the effectiveness of the Company's Stockholder Rights Plan, if triggered, as described below. Consequently, the Board of Directors would like the flexibility of having additional shares available for issuance.

         The increase in the number of shares of Common Stock authorized by the proposed Amendment could result in substantial dilution of the voting power of current stockholders of the Company. The degree of any such dilution which would occur following the issuance of any additional shares of Common Stock would depend upon the number of shares of Common Stock that are actually issued, which number cannot be determined at this time. Issuance of a large number of additional shares could significantly dilute the voting power of existing stockholders, but under current rules of the National Association of Securities Dealers, the issuance of in excess of 20% of the outstanding stock in connection with the acquisition of the stock or assets of another company would require the approval of the Company's Stockholders at such time.

         The Company's Stockholder Rights Plan (the "Plan") adopted in May 1996 provides in part that if any person or group becomes an Acquiring Person (as defined in the Plan), then each holder of a right ("Right")(other than Rights held by an Acquiring Person, which would become void) shall have the right to receive, upon exercise of a Right and payment of the applicable purchase price, either (i) a number of shares of Common Stock having a market value equal to two times the purchase price of $30 per whole share, or (ii) if the number of shares of Common Stock that would otherwise be issuable pursuant to the foregoing clause (i) upon exercise of all exercisable Rights then outstanding is greater than the number of shares then available to be so purchased from the Company, a proportionate number of the shares of Common Stock that are so available at a purchase price of $0.10 per share.

         As a consequence of these terms of the Plan, an increase in the number of authorized shares of the Company would in most cases have an impact on the operation and effectiveness of the Plan, if triggered, as follows:

         * The proposed amendment to increase the number of authorized shares to 15,000,000 would affect the Plan by lowering the percentage which the Acquiring Person would need to purchase in order for clause (i) above to become applicable. For example, at present the Acquiring Person would have to purchase approximately 92.4% of the outstanding Common Stock in order for clause (i) to be applicable. If the proposed amendment is adopted, clause (i) would be applicable if the Acquiring Person were to purchase 87.9% or more of the outstanding Common Stock.

         * The greater the number of shares which are authorized, then, in most cases, the greater would be the dilution suffered by the Acquiring Person upon exercise of the Rights. Consequently, the proposed increase in the authorized Common Stock of the Company from 12,000,000 to 15,000,000 would, in most cases, affect the impact of the Plan. For example, in the event an Acquiring Person purchased 15% of the Company's Common Stock, the effect of the proposed amendment, assuming full exercise of all exercisable Rights, would be to reduce the Acquiring Person's original 15% stock interest to approximately 6.8% (with the proposed amendment), as compared to approximately 8.5% (without the proposed amendment).

         * Similarly, an increase in the number of authorized shares would, in most cases, also have an impact on the economic value of the holdings of an Acquiring Person, decreasing the value of such holdings as a percentage of the total market capitalization of the Company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The law firm of Barack, Ferrazzano, Kirschbaum & Perlman, of which Charles H. Perlman is a partner, was engaged from time to time to represent the Company in legal matters. For these services, the firm was paid legal fees and expenses of approximately $367,000 during the fiscal year ended May 31, 1996.


                               DIRECTORS MEETINGS

         During the fiscal year ended May 31, 1996, the Board of Directors six
(6) meetings, each of which was attended by all directors. The Board of Directors also conducted business by unanimous written consent on seven (7) occasions. The Company has a standing audit committee and a standing compensation committee. The audit committee, consisting of Messrs. Perlman and Weston, reviews and monitors the accounting policies and control procedures of the Company, recommends the engagement of the independent accountants and reviews the scope of the audit. The audit committee met three (3) times during the last fiscal year, with Mr. Perlman present at each such meeting and Mr. Weston present at one (1) of such meetings. The compensation committee, consisting of Messrs. Perlman and Weston, met twice in the 1995-96 fiscal year, with both Messrs. Perlman and Weston in attendance.


                             APPOINTMENT OF AUDITORS

         The Board of Directors has selected Ernst & Young, LLP, independent certified public accountants, as auditors to examine the financial statements of the Company for the current fiscal year and to perform other appropriate accounting services. Ernst & Young, LLP has examined the financial statements of the Company for the past fourteen (14) fiscal years.

         Representatives of Ernst & Young, LLP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.


                              STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the 1997 Grist Mill Co. Annual Meeting and recommendations for election to the Company's Board of Directors must be received by the Company in writing, no later than April 30, 1997, in order to be considered for inclusion in the 1997 Proxy Statement. Any such proposal or recommendation should be sent to the attention of the Secretary of Grist Mill Co. at 21340 Hayes Avenue, P.O. Box 430, Lakeville, Minnesota 55044-0430.


                                  OTHER MATTERS

         The Board of Directors is not currently aware of any other matters to be presented for action at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named as proxies in the accompanying proxy form to vote in their discretion all shares represented by validly executed proxies.

         Your cooperation in reviewing the material contained herein and in promptly returning your executed proxy will be appreciated.

                                   By Order of the Board of Directors


                                   Daniel J. Kinsella
                                   Secretary

August 28, 1996



                                 GRIST MILL CO.

           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON OCTOBER 1, 1996
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints Charles H. Perlman, Ronald K. Zuckerman, or either of them, with full powers of substitution, as proxies of the undersigned, with the authority to vote upon and act with respect to all shares of stock of Grist Mill Co. (the "Company"), which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company, to be held at the Holiday Inn Burnsville, 14201 Nicollet Avenue South, Burnsville, Minnesota 55337, commencing Tuesday, October 1, 1996, at 2:00 p.m., and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present, and especially (but without limiting the general authorization and power hereby given) with the authority to vote on the following:

    Item 1.  Election of four directors:
    [ ] FOR ALL NOMINEES (except as          [ ] WITHHOLD AUTHORITY
        marked to the contrary                   to vote for all nominees
        on the line below)                       listed below

    Nominees (term, if elected, expires 1997):
        Glen S. Bolander Charles H. Perlman Roger L. Weston Ronald K. Zuckerman

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE OR NOMINEES, WRITE HIS OR THEIR NAME OR NAMES IN THE SPACE BELOW:

- ----------------------------------------------------------------------

    Item 2.  Approval of Amendment to Certificate of Incorporation.

                 [ ] FOR                 [ ] AGAINST              [ ] ABSTAIN

    Item 3. In their discretion, on any and all other matters as may properly come before the meeting.
                 AUTHORITY GRANTED                 AUTHORITY WITHHELD
                 under this Item 3.                under this Item 3.
                 [ ] FOR                           [ ] AGAINST

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said stock and hereby ratifies and confirms all that the proxies named herein and their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN. IF THIS PROXY DOES NOT INDICATE A CONTRARY CHOICE, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AS LISTED IN ITEM 1, FOR THE MATTERS REFERRED TO IN ITEM 2 ABOVE AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN WITH RESPECT TO ANY AND ALL MATTERS REFERRED TO IN ITEM 3 ABOVE.


                                          _____________________________________

                                          _____________________________________
                                          Signature of Stockholder


                                          Dated: ________________________, 1996


NOTE: Please date proxy and sign it exactly as name or names appear above. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, et cetera. Please return signed proxy in the enclosed envelope.